Exhibit 10.3
AMENDMENT NO. 3
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2011)
WHEREAS, VWR International, LLC (“VWR”) maintains the VWR International, LLC Retirement Plan (the “Plan”) for the benefit of its selected employees; and
WHEREAS, the Plan was most recently amended and restated effective January 1, 2011; and
WHEREAS, Section 11.1 of the Plan provides that the Benefit and Retirement Plan Committee (the “Committee”) is authorized to adopt Plan amendments that have no substantial adverse impact on any “Employer” or the Plan; and
WHEREAS, the Committee desires to amend the Plan to comply with the applicable provisions of the Puerto Rico Internal Revenue Code of 1994, as amended (the “94 PR Code”) and the applicable provisions of the Puerto Rico Internal Revenue Code of 2011, as amended (the “New PR Code”, and together with the 94 PR Code, the “PR Code”) with respect to VWR’s employees or the employees of its participating affiliates that employ individuals who are residents of the Commonwealth of Puerto Rico or who perform services primarily within Puerto Rico, while retaining the tax-qualified status of the Plan under the United States Internal Revenue Code of 1986, as amended (the “US Code”);
NOW, THEREFORE, the Plan is hereby amended by adding a new Appendix J to the Plan, generally effective as of January 1, 2009, unless otherwise stated, as follows:
APPENDIX J
SPECIAL PROVISIONS RELATED TO
PUERTO RICO PARTICIPANTS
J-1.    Purpose and Effect. The purpose of this Appendix J is to comply with the requirements for qualification and tax-exemption under Section 1165(a) of the 94 PR Code and Section 1081.01(a) of the New PR Code, and any subsequent legislation that modifies or supersedes the foregoing. With respect to any Participant who (i) is a bona-fide resident of the Commonwealth of Puerto Rico, or (ii) performs labor or services primarily within the Commonwealth of Puerto Rico, regardless of residence for other purposes (a ‘Puerto Rico Participant’), the following provisions shall also apply and, to the extent that these provisions conflict with other provisions of the Plan, the rules in this Appendix J shall control solely for purposes of complying with the PR Code for such Puerto Rico Participants. The only provisions included in this Appendix J are those that differ from provisions otherwise contained in the VWR International, LLC Retirement Plan (the “Plan”). To the extent not otherwise provided in this Appendix J, the general provisions of the Plan shall govern. Any capitalized terms utilized, but not defined, in this Appendix J shall have the same meaning as set forth under the Plan. Notwithstanding anything to the contrary in this Appendix J, no Puerto Rico employees not already participating in the Plan as provided under Section 2 of the Plan are eligible to participate in the Plan. Furthermore, notwithstanding anything to the contrary in this Appendix J, Puerto Rico Participants shall only accrue benefits under the Plan as provided under Section 4 of the Plan.
J-2.    Earnings. For purposes of determining the Earnings of a Puerto Rico Participant, Earnings shall include, to the extent not otherwise included, salary reduction amounts under another cash or deferred arrangement under 94 PR Code Section 1165(e) or under New PR Code Section 1081.01(d) and 1081.01(a)(12).
Effective for tax years beginning on or after January 1, 2012, for purposes of determining contributions or benefits under the Plan, discrimination testing and limits on benefits and contributions, if any, and as applicable, Earnings for any Puerto Rico Participant for any Plan Year shall not exceed any applicable amount specified in Section 1081.01(a)(12) of the New PR Code.
Notwithstanding the foregoing, and as provided under Section 1.12 of the Plan, effective as of a Participant’s Freeze Date, no earnings shall be considered for purposes of accruing additional benefits under the Plan with respect to Puerto Rico Participants and Puerto Rico employees.
J-3.     Puerto Rico Highly-Compensated Employee. For purposes of this Appendix J, the term ‘Puerto Rico Highly Compensated Employee’ means any Puerto Rico employee who is more highly compensated than two-thirds of all Eligible Employees who are permanent residents of Puerto Rico (‘Puerto Rico Eligible Employees’), taking into account compensation as prescribed by the Secretary of the Treasury of Puerto Rico (the “Secretary”) for purposes of determining a Puerto Rico Participant’s actual deferral percentage. To the extent that there are too few employees to determine two-thirds as a whole number, the Plan shall be tested as if there are no Puerto Rico Highly Compensated Employees.
For Plan Years beginning on or after January 1, 2011, the term ‘Puerto Rico Highly Compensated Employee’ means any Puerto Rico employee who: (a) is an officer of VWR (or any participating Employer, as applicable); (b) is a shareholder that owns more than five (5) percent of the voting stock or the total value of all classes of stock of the Employer (or any other participating Employer, if applicable); (c) owns more than five (5) percent of the capital or interest in the profits of the Employer (or any other participating Employer, if applicable); (d) received compensation during the prior taxable year from the Employer in excess of the applicable limit under New PR Code Section 1081.01(d)(3)(E)(iii), as such may be amended or substituted from time to time; or (e) meets such other additional or substitute definition required or permitted under the PR Code to be deemed an Highly Compensated Employee.
The determination of whether an individual is a 5-percent owner shall be made in the manner described in New PR Code Section 1081.01(d)(3)(E)(iii)(V), as this may be amended or superseded from time to time.
J-4.     Limitation of Annual Contributions. The total contributions by an Employer to the Plan in any Plan Year with respect to a Puerto Rico Participant shall not exceed the limitations contained in Section 1023(n) of the 94 PR Code, or Section 1033.09 of the New PR Code, as applicable, or as otherwise provided or permitted under the PR Code.
J-5.     Limitation of Annual Benefits. In addition to the limits set forth above, effective for tax years beginning on or after January 1, 2012, and notwithstanding any other provisions of the Plan to the contrary, the amount of annual benefits with respect to a Puerto Rico participant, when expressed as a straight life annuity with no ancillary benefits under the Plan shall not exceed the lesser of: (i) 100% of the Puerto Rico participant’s average Earnings for the period of consecutive natural years (not more than three) during which the Earnings paid by the Employer was highest; or (ii) such other annual amount, as specified under New PR Code Section 1081.01(a)(11)(A). In order to comply with this limitation, all applicable benefits under other qualified defined benefit plans maintained by VWR or an Employer shall be aggregated and shall be considered as a single plan.
Notwithstanding the foregoing, and as provided under the Plan, no additional benefits shall accrue under the Plan with respect to Puerto Rico participants after such Participant’s Freeze Date.
J-6.      Rollovers. Subject to the direct rollover provisions of the Plan, a Puerto Rico Participant may transfer from the Plan his interest in the Plan in whole or in part to another tax qualified plan or individual retirement account, subject to the following rules. If all or a portion of a Puerto Rico Participant’s benefit is to be distributed in the form of a direct rollover distribution, such direct rollover distribution may only be made for an amount equal to the Puerto Rico Participant’s account balance to a Puerto Rico Eligible Retirement Plan that is also qualified under Code Section 401(a), and, effective for Plan Years beginning on or after January 1, 2011, in compliance with New PR Code Section 1081.01(b)(2)(A). For purposes of this paragraph, the term ‘Puerto Rico Eligible Retirement Plan’ shall mean a qualified plan and trust as described in 94 PR Code Section 1165(a) and/or New PR Code Section 1081.01(a), as applicable.
J-7.    Return of Contributions. The return of contributions provisions of Section 10.11 of the Plan are supplemented by the following:
To the extent permitted by ERISA and the US Code, if the Puerto Rico Department of Treasury, on timely application made after the establishment of the Plan, determines that the Plan is not qualified under Section 1165(a) of the 94 PR Code or Section 1081.01(a) of the New PR Code, as applicable, or refuses, in writing, to issue a determination as to whether the Plan is so qualified, the Employer’s contributions made on or after the date on which that determination or refusal is applicable with respect to Puerto Rico Participants shall be returned to the Employer. The return shall be made within one year after the denial of qualification. The provisions of this paragraph shall apply only if the application for the determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan was adopted, or such later date as the Secretary may prescribe.
J-8.    Payment of Contributions. Contributions made by an Employer to the Plan with respect to a Puerto Rico Participant shall be paid to the Trustee not later than the due date for filing the Employer’s Puerto Rico income tax return for the taxable year in which such payroll period falls, including any extension thereof.
J-9.    Merger or Consolidation of the Plan. Solely with respect to the Puerto Rico Participants, any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Plan to another trust, will be limited to the extent such other plan and trust are qualified under 94 PR Code Section 1165(a) or New PR Code Section 1081.01(a), as applicable.
J-10.    Affiliate with respect to Puerto Rico Participants: Means, effective for Plan Years beginning on or after January 1, 2012,  any corporation, partnership or other person: (a) that is a member of a “controlled group of corporations” as described in Section 1010.04 of the New PR Code; (b) that is a member of a “group of related entities” as described in Section 1010.05 of the New PR Code; (c) that is a member of an “affiliated service group” as described under Section 1081.01(a)(14)(B) of the New PR Code; or (d) that is under “common control” as defined by the Secretary; and that has employees that are bona fide residents of Puerto Rico, as this may be further defined by regulations promulgated under the New PR Code. For purposes of the Plan with respect to Puerto Rico Participants, all references to an Employer shall include any Affiliates as described herein.
J-11.    Special Taxation of Single Sum Distributions. In the case of a single sum distribution, if (i) the Plan’s trust is organized under the laws of the Commonwealth of Puerto Rico, or has a trustee that is a resident of Puerto Rico and uses said trustee as paying agent; and (ii) the Plan complies with a certain Puerto Rico investment rule under New PR Code Section 1081.01(b)(1)(B), then the amount of such lump-sum distribution in excess of amounts contributed by the participant that has already been subject to taxation shall be considered as a long-term capital gain subject to withholding as provided in said Section 1081.01(b)(1)(B).
J-12. Applicable Law. Except as otherwise required by ERISA or the US Code, the provisions of this Appendix J shall be construed, enforced and administered according to the laws of the Commonwealth of Puerto Rico.
IN WITNESS WHEREOF, the Benefit and Retirement Plan Committee has caused this Amendment No. 1 to be adopted on behalf of VWR International, LLC this 26th day of February, 2014.

Attest:	VWR INTERNATIONAL, LLC

/s/ Pam Klonaris	By:	/s/ James M. Kalinovich
VP & Treasurer